Exhibit 10.1

January 2, 2024

Heather Mason

Dear Heather:

Thank you for agreeing to serve as the interim Chief Executive Officer (“Interim CEO”) of Assertio Holdings, Inc. (the “Company”) reporting to the Board of Directors of the Company (the “Board”). This letter agreement sets forth the key terms and conditions for your service as Interim CEO.

1.            Term. You will serve as Interim CEO commencing on January 2, 2024 (the “Effective Date”), until the earlier of (i) the date a permanent Chief Executive Officer commences employment with the Company or (ii) thirty (30) days after you or the Company provides written notice of intent to terminate your employment as Interim CEO (the “Term”); provided, however that the Term will not exceed six months in duration, subject to extension by written agreement between you and the Company.

2.            Base Salary. For your service as Interim CEO, you will be paid a base salary at the annual rate of $540,000 (the “Base Salary”), prorated for partial years and payable in accordance with the Company’s standard payroll procedures.

3.            Bonus. For your service as Interim CEO, you will be eligible to earn a cash bonus of up to $200,000 (the “Bonus”), with the actual amount of the Bonus determined by the Board in its sole discretion based upon the achievement of performance goals agreed upon between the Interim CEO and the Board. The Bonus, if earned, will be payable in accordance with the Company’s standard payroll procedures at the same time annual bonuses are paid to employees of the Company generally, or at such earlier time as may be determined by the Board.

4.            Stock Option. On the last full day of trading in the Company’s common stock prior to the public announcement of your engagement as Interim CEO is publicly announced, you will be granted an award of a stock option to acquire 550,000 shares of Company common stock (the “Option”) pursuant to the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended (the “Plan”). Subject to your continued employment, the Option will vest (i) with respect to 50% of the shares subject to the Option over a period of twelve (12) months following the Effective Date in equal monthly installments and (ii) with respect to 50% of the shares subject to the Option upon the date a permanent Chief Executive Officer who is hired during your service as Interim CEO commences employment with the Company and remains employed for a period of thirty (30) days. The exercise price of the Option will be the closing price of the Company’s common stock on the date of grant of the Option. The Option will automatically accelerate and become fully vested immediately prior to the effective time of a “Change in Control” (as defined in the Plan) that occurs during the Term of your service as Interim CEO or within one year after the end of such service, and the Option will otherwise be subject to the Company’s standard terms and conditions for Options granted to employees.

5.            Employee Benefits. You will be eligible to participate in the employee benefit plans made available to employees of the Company from time to time, subject to applicable plan terms; provided, however that due to the interim nature of your role, you will not participate in any current or future severance plans or benefits.

6.            Withholding. All payments hereunder shall be subject to all applicable tax withholdings.

7.            Entire Agreement. This letter agreement constitutes the entire understanding of the parties hereto with regard to the subject matter contained herein.

8.            Governing Law. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

9.            Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

We are very excited to have you serve the Company as Interim CEO. Please confirm your agreement to the terms specified in this letter agreement by signing below.

Sincerely,

/s/ Peter D. Staple
For the Company

AGREED AND ACKNOWLEDGED:

/s/ Heather L. Mason
Heather L. Mason